Exhibit 10.5

EMPLOYEE MATTERS AGREEMENT
by and between
NORTHSTAR ASSET MANAGEMENT GROUP INC.
and
NORTHSTAR REALTY FINANCE CORP.

-i-

-ii-

EMPLOYEE MATTERS AGREEMENT
EMPLOYEE MATTERS AGREEMENT (the “Agreement”), dated as of June 30, 2014, by and between NorthStar Asset Management Group Inc., a Delaware corporation (“NSAM”), and NorthStar Realty Finance Corp., a Maryland corporation ( “NorthStar Realty” and, together with NSAM, each, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, the Board of Directors of NorthStar Realty has determined that it is in the best interests of NorthStar Realty and its stockholders to (i) have the NorthStar Realty Business operate separately from the Asset Management Business, (ii) contribute the Asset Management Business to NSAM, and (iii) distribute all of the outstanding NSAM common stock, par value $0.01 per share (“NSAM Common Stock”), on a one-for-one basis to the Recipients pursuant to the Distribution;
WHEREAS, in order to effectuate the foregoing, NorthStar Realty and NSAM have entered into a Separation Agreement, dated as of June 30, 2014 (the “Separation Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the Asset Management Business shall be separated from the NorthStar Realty Business, and all of the issued and outstanding NSAM Common Stock beneficially owned by NorthStar Realty shall be distributed (the “Distribution”) on a pro-rata basis to the Recipients; and
WHEREAS, NorthStar Realty and NSAM have agreed to enter into this Agreement for the purposes of allocating Assets and Liabilities and setting forth certain responsibilities of each Party with respect to certain employee compensation and benefit plans, programs and arrangements, and certain employment matters between and among the Parties.
NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in the Separation Agreement and this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, and contingent upon the consummation of the transactions contemplated by the Separation Agreement, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Action” means any claim, demand, complaint, charge, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.
“Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement, including all the exhibits hereto, and all amendments made hereto from time to time.
“Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.
“Asset Management Business” shall have the meaning ascribed thereto in the Separation Agreement.
“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Distribution” shall have the meaning ascribed thereto in the recitals to this Agreement, as the same is further described in the Separation Agreement.
“Distribution Date” shall have the meaning ascribed thereto in the Separation Agreement.
“DOL” means the U.S. Department of Labor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Former NorthStar Realty Employee” means any former employee of any member of the NorthStar Realty Group. Any individual who is an employee of any member of the NSAM Group on the Distribution Date shall not be a Former NorthStar Realty Employee.
“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, the NYSE or other regulatory, administrative or governmental authority.
“Group” means the NSAM Group and/or the NorthStar Realty Group, as the context requires.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
“Information” shall mean all information, whether in written, oral, electronic or other tangible or intangible form, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, flow charts, data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other financial, legal, employee or business information or data.
“IRS” means the U.S. Internal Revenue Service.
“Law” means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the U.S., any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Liabilities” means all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive, or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third-party administrators and costs related thereto or to the investigation or defense thereof.
“Loss” means any claim, demand, complaint, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties, loss, liability, payment, cost or expense arising out of, relating to or in connection with any Action.
“Management Agreement” means the Asset Management Agreement dated as of June 30, 2014 between NorthStar Realty and NSAM J-NRF Ltd., a Jersey limited company.
“NorthStar Realty” shall have the meaning ascribed thereto in the preamble to this Agreement.
“NorthStar Realty 401(k) Savings Plan” means the qualified defined contribution plan maintained by NorthStar Realty and intended to satisfy the qualification requirements and other applicable provisions of the Code as well as the requirements of ERISA and all applicable subsequent legislation.
“NorthStar Realty Business” means all businesses and operations conducted by the NorthStar Realty Group from time to time, whether prior to, at or after the Distribution Date, other than the Asset Management Business.
“NorthStar Realty Common Stock” means the common stock of NorthStar Realty, par value $0.01 per share.
“NorthStar Realty Director” means any individual who is a current or former director of NorthStar Realty or any of its subsidiaries as of the Distribution Date.
“NorthStar Realty Employee” means any individual who, immediately following the Distribution Date, will be employed by NorthStar Realty or any member of the NorthStar Realty Group in a capacity considered by NorthStar Realty to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).
“NorthStar Realty Group” means, as of the Distribution Date, NorthStar Realty and each of its former and current direct and indirect Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The NorthStar Realty Group shall not include any member of the NSAM Group.
“NorthStar Realty Health & Welfare Plans” shall mean the health and welfare plans set forth on Exhibit A attached hereto maintained by NorthStar Realty or a member of NorthStar Realty Group for the benefit of their eligible employees immediately prior to the Distribution Date.
“NorthStar Realty Participant” means any individual who, immediately following the Distribution Date, is a NorthStar Realty Employee, a Former NorthStar Realty Employee or a NorthStar Realty Director or a beneficiary, dependent, alternate payee or surviving spouse of any of the foregoing.
“NorthStar Realty Plan” means any Plan sponsored or maintained by NorthStar Realty or any member of the NorthStar Group
“NorthStar Realty Equity Award” means an equity-based award granted pursuant to a NorthStar Realty Plan and outstanding as of the Distribution Date.
“NSAM” shall have the meaning ascribed thereto in the preamble to this Agreement.
“NSAM 401(k) Savings Plan” shall have the meaning ascribed thereto in Section 3.1 of this Agreement.
“NSAM Business” means, from and after the Separation, the business and operations of any member of the NSAM Group, including the Asset Management Business contributed by NorthStar Realty to NSAM pursuant to Article II of the Separation Agreement.
“NSAM Common Stock” shall have the meaning ascribed thereto in the recitals to this Agreement.
“NSAM Employee” means any individual who, immediately following the Distribution Date, will be employed by NSAM or any member of the NSAM Group in a capacity considered by NSAM to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).
“NSAM Group” means, as of the Distribution Date, NSAM and each of its former and current direct and indirect Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The NSAM Group shall not include any member of the NorthStar Realty Group.
“NSAM Health & Welfare Plans” shall have the meaning ascribed thereto in Section 3.1(a) of this Agreement.
“NSAM LTIP Units shall mean long-term incentive plan units that constitute profits interest under the Code and issued by a member of the NSAM Group that is organized as a partnership.

“NSAM Participant” means any individual who, immediately following the Distribution Date, is an NSAM Employee or a beneficiary, dependent, an alternate payee or surviving spouse of any of the foregoing.
“NSAM Plan” means any Plan sponsored or maintained by NSAM or any member of the NSAM Group, including the NSAM 2014 Omnibus Stock Incentive Plan and the NSAM Executive Incentive Bonus Plan.
“NSAM Transferee Employee” means any individual who transfers employment from NorthStar Realty or any member of the NorthStar Realty Group to NSAM or any member of the NSAM Group.
“NYSE” means the New York Stock Exchange, Inc.
“Participating Company” means NorthStar Realty and any Person (other than a natural person) participating in a NorthStar Realty Plan.
“Party” and “Parties” shall have the meanings ascribed thereto in the preamble to this Agreement.
“Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or Governmental Authority, or any agency or political subdivision thereof.
“Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), entered into, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).
“Recipients” shall have the meaning ascribed thereto in the Separation Agreement.
“Separation Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.
“Shared Employee” means any individual who, immediately following the Distribution Date, will be employed by both NorthStar Realty or any member of the NorthStar Realty Group and NSAM or any member of the NSAM Group in a capacity considered by NorthStar Realty and NSAM to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.
“U.S.” means the United States of America.
Section 1.2    General Interpretive Principles. Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires. The words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
ARTICLE II
GENERAL PRINCIPLES
Section 2.1    Assumption and Retention of Liabilities; Related Assets.
(a)    As of the Distribution Date, except as otherwise expressly provided for in this Agreement, NorthStar Realty shall, or shall cause one or more members of the NorthStar Realty Group to, assume or retain and NorthStar Realty hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all NorthStar Realty Plans (provided that, as between NorthStar Realty and NSAM, NSAM shall be responsible for certain of such Liabilities as set forth in Section 2.1(b) of this Agreement), (ii) all Liabilities with respect to the employment, retirement, service, termination of employment or termination of service of all NorthStar Realty Participants and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the NorthStar Realty Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the NorthStar Realty Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the NorthStar Realty Group, and (iii) any other Liabilities expressly assumed by or retained by NorthStar Realty or any of its Subsidiaries under this Agreement. For purposes of clarification and the avoidance of doubt, the Parties intend that such Liabilities assumed or retained by the NorthStar Realty Group include the retirement benefits and health and welfare plan benefits under the NorthStar Realty Plans for all NorthStar Realty Participants.
(b)    As of the Distribution Date, except as otherwise expressly provided for in this Agreement, NSAM shall, or shall cause one or more members of the NSAM Group to, assume or retain and NSAM hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all NSAM Plans, (ii) all Liabilities with respect to the employment, service, retirement, termination of employment or termination of service of all NSAM Participants and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the NSAM Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the NSAM Group), and (iii) any other Liabilities expressly assumed or retained by NSAM or any of its Subsidiaries under this Agreement.
(c)    For all purposes hereof (including without limitation Section 2.1(a) and Section 2.1(b)), NSAM Transferee Employees who transfer to NSAM after the Distribution Date shall be deemed to be NorthStar Realty Participants for all dates prior to the date of transfer and NSAM Participants for all dates on or after the date of transfer.
(d)    From time to time after the Distribution, NSAM shall promptly reimburse NorthStar Realty, upon NorthStar Realty’s presentation of such substantiating documentation as NSAM shall reasonably request, for the cost of any Liabilities satisfied by NorthStar Realty or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of NSAM or any of its Subsidiaries. Where applicable, such payment shall be calculated in a manner consistent with past practice.
(e)    From time to time after the Distribution, NorthStar Realty shall promptly reimburse NSAM, upon NSAM’s presentation of such substantiating documentation as NorthStar Realty shall reasonably request, for the cost of any Liabilities satisfied by NSAM or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of NorthStar Realty or any of its Subsidiaries. Where applicable, such payment shall be calculated in a manner consistent with past practice.
Section 2.2    Service Recognition. NSAM shall give each NSAM Participant full credit for such NSAM Participant’s service with any member of the NorthStar Realty Group prior to the Distribution Date to the same extent such service was recognized by the corresponding NorthStar Realty Plans immediately prior to the Distribution Date for (i) purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any NSAM Plan; and (ii) for such additional purposes as may be required by applicable Law; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

ARTICLE III
ESTABLISHMENT OF NSAM AND NORTHSTAR REALTY PLANS
Section 3.1    NSAM Assumption of Sponsorship of NorthStar Realty Plans. As of the Distribution Date, NSAM shall, or shall cause one of its Subsidiaries or affiliates to, provide employee benefits to the NSAM Participants, including NSAM Participants who are Shared Employees, by assuming the sponsorship of the NorthStar Realty Health & Welfare Plans and as of the Distribution Date, the NorthStar Realty Health & Welfare Plans shall become the NSAM Health & Welfare Plans. All NSAM Participants who were participants in the NorthStar Realty Health & Welfare Plans immediately prior to the Distribution Date shall continue to participate in the NSAM Health & Welfare Plans from and after the Distribution Date on the same basis in which they participated in the NorthStar Realty Health & Welfare Plans immediately prior to the Distribution Date, subject to the right of NSAM to make changes to such plans in its sole discretion after the Distribution Date. NSAM shall, or shall cause one of its Subsidiaries or affiliates to, establish separate health and welfare plans for its employees with job locations outside the United States. Except as expressly provided herein, NSAM shall be solely responsible for all liabilities arising out of or relating to such NSAM Plans.
Section 3.2    Establishment of NorthStar Realty Plans. Effective as of the Distribution Date or as soon as reasonably practicable thereafter, NorthStar Realty shall provide health and welfare benefits to the NorthStar Realty Participants under newly adopted health and welfare plans or programs which shall include a short-term disability plan, a long-term disability plan and a life and accidental death and dismemberment plan.
Section 3.3    Establishment of the NSAM 401(k) Savings Plan. Effective as of the Distribution Date or as soon as reasonably practicable after the Distribution Date, NSAM shall establish a defined contribution plan and trust for the benefit of NSAM Participants (the “NSAM 401(k) Savings Plan”) who immediately prior to the Distribution Date were participants in, or entitled to, future benefits under the NorthStar Realty 401(k) Savings Plan. NSAM shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the NSAM 401(k) Savings Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code.
Section 3.4    Transfer of NorthStar Realty 401(k) Savings Plan Assets. As soon as reasonably practicable following the establishment of the NSAM 401(k) Savings Plan, (i) NorthStar Realty shall cause the accounts (including any outstanding loan balances and forfeitures) in the NorthStar Realty 401(k) Savings Plan attributable to NSAM Participants (other than those NSAM Participants who are Shared Employees) and all of the Assets in the NorthStar Realty 401(k) Savings Plan related thereto to be transferred to the NSAM 401(k) Savings Plan, and (ii) NSAM shall cause the NSAM 401(k) Savings Plan to accept such transfer of accounts and underlying Assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge all Liabilities of the NorthStar Realty 401(k) Savings Plan relating to the accounts of NSAM Participants (other than those NSAM Participants who are Shared Employees) as of the date of transfer. The transfer of Assets shall be conducted in accordance with Sections 414(l) of the Code and the regulations thereunder.

ARTICLE IV
HEALTH AND WELFARE PLANS
Section 4.1    COBRA and HIPAA. As of the Distribution Date, NSAM shall assume, or shall have caused the NSAM Health & Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to NSAM Participants who, as of the day prior to the Distribution Date, were covered under a NorthStar Realty Health & Welfare Plan pursuant to COBRA or were eligible for COBRA under a NorthStar Realty Health & Welfare Plan and incur any COBRA claims after the Distribution Date. NorthStar Realty shall be responsible for the claims incurred by NSAM Participants prior to the Distribution Date, regardless of whether payments for such claims are made or due after the Distribution Date. NorthStar Realty (acting directly or through its Subsidiaries) shall be responsible for administering compliance with the certificate of creditable coverage requirements of HIPAA applicable to the NorthStar Realty Health & Welfare Plans with respect to NSAM Participants for the period ending on the Distribution Date. The Parties hereto agree that neither the Distribution nor any transfers of employment directly from the NorthStar Realty Group to the NSAM Group shall constitute a COBRA “qualifying event” for purposes of COBRA.
Section 4.2    Liabilities.
(a)    Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, NorthStar Realty shall cause the NorthStar Realty Health & Welfare Plans to fully perform, pay and discharge all claims of NSAM Participants that are incurred prior to the Distribution Date (whether reported or unreported by the Distribution Date) for the NorthStar Realty Health & Welfare Plans, and NSAM shall cause the NSAM Health & Welfare Plans to fully perform, pay and discharge all claims of NSAM Participants that are incurred on or after the Distribution Date.
(b)    Long-Term Disability. Any NSAM Participant who is on long-term disability leave and receiving long-term disability benefits under the NorthStar Realty Long Term Disability Plan as of the Distribution Date shall continue to receive benefits under the NSAM Long Term Disability Plan in accordance with the provisions of such Plan following the Distribution Date.
(c)    Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, except as otherwise provided herein, NSAM (acting directly or through its Subsidiaries) shall cause the NSAM Health & Welfare Plans to fully perform, pay and discharge all claims of NSAM Participants after the Distribution Date that are incurred on or after the Distribution Date. NorthStar Realty shall reimburse NSAM for the administrative and other expenses related to self-insured benefit claims paid by the NSAM Health & Welfare Plans or NSAM that were incurred prior to the Distribution Date (whether reported or unreported by the Distribution Date). Any such payments shall be calculated in a manner consistent with past practice.

(d)    Short-Term Disability.
(A)    Any NSAM Participant who is on short-term disability leave and receiving short-term disability benefits under the NorthStar Realty Short-Term Disability Program as of the Distribution Date shall continue to receive short-term disability benefits under the NSAM Short-Term Disability Program after the Distribution Date.
(B)    Any NSAM Participant who is on a short-term disability leave as of the Distribution Date, and who but for the transactions contemplated under the Separation Agreement would have become eligible for long-term disability benefits in accordance with the provisions of the NorthStar Realty Long-Term Disability Plan, will continue to be eligible for long-term disability benefits under the NSAM Long-Term Disability Plan.
(e)    Incurred Claim Definition. For purposes of this Section 4.2, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services or provision of supplies giving rise to such claim or Liability; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iv) with respect to a period of continuous hospitalization (or any medical or other service or supply performed or provided during the period of continuous hospitalization), upon the date of admission to the hospital.
Section 4.3    Time-Off Benefits. NSAM shall credit each NSAM Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such NSAM Participant had with the NorthStar Realty Group as of the Distribution Date.
Section 4.4    Severance Pay Plans. The Parties acknowledge and agree that the transactions contemplated by the Separation Agreement will not constitute a termination of employment of any NSAM Participant for purposes of any policy, plan, program or agreement of NorthStar Realty or any member of the NorthStar Realty Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.
ARTICLE V
EQUITY AND INCENTIVE COMPENSATION
Section 5.1    NSAM Incentive Plans. The Parties shall cooperate with one another to act promptly to take any and all actions to transfer the administration of the NSAM 2014 Omnibus Stock Incentive Plan and the NSAM Executive Incentive Bonus Plan from the Compensation Committee of the NorthStar Realty Board of Directors to the Compensation Committee of the NSAM Board of Directors, and to take any other action necessary or appropriate with respect to NSAM assuming all duties and obligations under such plans. NSAM shall assume the duty and obligation to make the cash bonus portion of any incentive payment to

NSAM Employees for services performed by NSAM Employees in 2014 after the Distribution Date and NorthStar Realty shall have the duty and obligation to make the cash bonus portion of any incentive payment to the NSAM Employees for services performed by NSAM Employees in their capacity as employees of NorthStar Realty during the period beginning January 1, 2014 through the Distribution Date. NRF shall remain responsible to pay outstanding deferred cash bonuses granted to certain NSAM Employees prior to the Distribution Date. Pursuant to the terms of the Management Agreement, after the Distribution Date, NorthStar Realty shall provide equity-based awards to NSAM Employees from time to time in such amounts as may be determined by the Compensation Committee of the NSAM Board of Directors.
Section 5.2    NorthStar Realty Equity Awards. With respect to NorthStar Realty Equity Awards held by NSAM Employees that are outstanding as of the Distribution Date and that provide for the issuance of NSAM Common Stock, NSAM LTIP Units or dividend equivalent rights payable in cash, or NSAM Common Stock, NSAM hereby agrees to, or cause a member of the NSAM Group to, issue to NSAM Employees shares of NSAM Common Stock, NSAM LTIP Units and cash or shares of NSAM Common Stock in satisfaction of dividend equivalent rights at such time or times as required by the terms of the NorthStar Realty Equity Awards.
Section 5.3    Cooperation. In addition to any cooperation principles governed by Article VIII, if, after the Distribution Date, NorthStar Realty or NSAM identifies an administrative error in the individuals identified as holding NorthStar Realty Equity Awards, the amount of NorthStar Realty Equity Awards so held, the vesting level of such NorthStar Realty Equity Awards, or any other similar error, NorthStar Realty and NSAM shall mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and NorthStar Realty and NSAM in the position in which they would have been had the error not occurred. Each of the Parties shall establish an appropriate administration system in order to handle, in an orderly manner, exercises and the settlement of awards. Each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records with respect to equity awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Securities Exchange Act of 1934 and other applicable Laws.
Section 5.4    SEC Registration. The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the long-term incentive awards to the extent any such registration statement is required by applicable Law.
Section 5.5    Savings Clause. The Parties hereby acknowledge that the provisions of this Article V are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE VI
ADDITIONAL COMPENSATION AND BENEFITS MATTERS
Section 6.1    Individual Arrangements.
(a)    NorthStar Realty Individual Arrangements. NorthStar Realty acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the NorthStar Realty Group or NSAM Group to any NorthStar Realty Participant.
(b)    NSAM Individual Arrangements. NSAM acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the NorthStar Realty Group or NSAM Group to any NSAM Participant.
(c)    Shared Employees. Shared Employees shall be entitled to receive compensation from both NorthStar Realty and NSAM and shall be eligible to participate in both NorthStar Realty Plans and NSAM Plans.
Section 6.2    Non-Competition. For the purpose of any non-compete provision in any NorthStar Realty Plan, NSAM and NorthStar Realty shall not be regarded as competitors.
Section 6.3    Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.
ARTICLE VII
DISPUTE RESOLUTION; INDEMNIFICATION
Section 7.1    Dispute Resolution. All disputes, controversies and claims directly or indirectly arising out of or in relation to this Agreement or the validity, interpretation, construction, performance, breach or enforceability of this Agreement shall be finally, exclusively and conclusively settled in accordance with the provisions of Article VII of the Separation Agreement, which shall apply mutatis mutandis to this Agreement.
Section 7.2    Indemnification. Except as otherwise expressly set forth in this Agreement, the provisions in Article V of the Separation Agreement shall apply mutatis mutandis to this Agreement.

ARTICLE VIII
GENERAL AND ADMINISTRATIVE
Section 8.1    Sharing of Information. NorthStar Realty and NSAM (acting directly or through their respective Subsidiaries) shall promptly provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Plans, timely respond to audit requests, to assist NSAM in obtaining its own insurance policies to provide benefits under NSAM Plans, and to determine the scope of, as well as fulfill, its obligations under this Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 8.1 in a manner that mitigates any such harm or consequence to the extent practicable, and the Parties agree to cooperate with each other and take such commercially reasonable steps as may be practicable to preserve the attorney-client privilege with respect to the disclosure of any such Information. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in Section 6.07 of the Separation Agreement.
Section 8.2    Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to take promptly, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including adopting Plans or Plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority. Each of the Parties hereto shall be entitled to rely in good faith on information provided by the other Party and the receiving Party shall not be responsible for any delays or liability arising from missing, delayed, incomplete, inaccurate or outdated information and data which is provided by the other Party pursuant to this Agreement.
Section 8.3    Non-Termination of Employment; No Third-Party Beneficiaries. No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any NorthStar Realty Employee or NSAM Employee or other NorthStar Realty Participant or NSAM Participant under any NorthStar Realty Plan or NSAM Plan or otherwise. This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any NorthStar Realty Participant or NSAM Participant or either of their respective Subsidiaries) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision in this Agreement shall be void ab initio, thereby precluding it from having any amendatory effect. Furthermore, nothing in this Agreement is intended to confer upon any NorthStar Realty Employee, Former NorthStar Realty Employee or NSAM Employee, any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.
Section 8.4    Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.
Section 8.5    Access to Employees. Following the Distribution Date, NorthStar Realty and NSAM shall, or shall cause each of their respective Subsidiaries to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between any member of the NorthStar Realty Group and any member of the NSAM Group) to which any employee, director or Plan of the NorthStar Realty Group or NSAM Group is a party and which relates to their respective Plans prior to the Distribution Date.
Section 8.6    Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to NSAM Participants under NorthStar Realty Plans shall be transferred to and be in full force and effect under the corresponding NSAM Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant NSAM Participant.
Section 8.7    Not a Change in Control. The Parties hereto acknowledge and agree that the transactions contemplated by the Separation Agreement and this Agreement do not constitute a “change in control” for purposes of any NorthStar Realty Plan or NSAM Plan.

ARTICLE IX
MISCELLANEOUS
Section 9.1    Effect If Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to by NorthStar Realty and NSAM in a written instrument executed after the execution of this Agreement and neither Party shall have any Liability to the other Party under this Agreement.
Section 9.2    Complete Agreement; Construction. This Agreement, including the Exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. If there is any conflict between this Agreement and the Management Agreement, the Management Agreement shall control.
Section 9.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.
Section 9.4    Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.
Section 9.5    Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) sent by electronic mail, (c) sent by telecopier (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next business day for the recipient) or (d) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:
To NorthStar Realty:
NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention: General Counsel
To NSAM:
NorthStar Asset Management Group Inc.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention: General Counsel

Section 9.6    Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
Section 9.7    Amendments. Subject to the terms of Section 9.8 and Section 9.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
Section 9.8    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.
Section 9.9    Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent expressly provided herein, their respective Subsidiaries and Affiliates, and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right of any kind. Without limiting the effect of the foregoing, this Agreement shall not confer any rights of any kind on, or any duty of any party with respect to, any NorthStar Realty Participant, NSAM Participant, or person alleging such status.
Section 9.10    Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 9.11    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.
Section 9.12    Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 9.13    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.
Section 9.14    Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 9.15    Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
Section 9.16    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

NORTHSTAR ASSET MANAGEMENT GROUP INC.
By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

NORTHSTAR REALTY FINANCE CORP.
By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

[Signature Page to Employee Matters Agreement]

Exhibit A
NorthStar Realty Health & Welfare Plans
Medical Plan
Dental Plan
Vision Plan
Short-Term Disability Plan
Long-Term Disability Plan
Life and Accidental Death and Dismemberment Plan
Supplemental Insurance Plan
Flexible Spending Accounts Plan
Transit Checks – Pretax Commuting Benefit Plan